Exhibit 99.1

GeoMet Announces Financial and Operating Results
for the Quarter and Year Ended December 31, 2014

Houston, Texas—February 18, 2015—GeoMet, Inc. (OTC: GMET; OTC: GMETP) (“GeoMet” or the “Company”) today announced its financial and operating results for the quarter and year ended December 31, 2014.

Financial and Operating Results

On May 12, 2014, GeoMet closed the sale of substantially all of its remaining assets (the “Asset Sale”). As a result of the Asset Sale, all operating activities are presented as discontinued operations in the Condensed Consolidated Statements of Operations (Unaudited) for the quarter and year ended December 31, 2014 and 2013.

As of December 31, 2014, our primary asset as a public “shell company” is cash in the amount of $22.9 million. On a go forward basis, we believe we are incurring the minimum overhead expenses necessary to sustain a public registrant.

Quarter Ended December 31, 2014

For the quarter ended December 31, 2014, GeoMet reported a net loss available to common stockholders of $2.0 million, or $0.05 per fully diluted share. Included in net loss available to common stockholders for the quarter ended December 31, 2014 were non-cash charges of $0.8 million for accretion of preferred stock and $0.5 million for paid-in-kind (“PIK”) dividends paid on preferred stock. For the quarter ended December 31, 2013, GeoMet reported a net loss available to common stockholders of $4.3 million, or $0.11 per fully diluted share. Included in net loss available to common stockholders for the quarter ended December 31, 2013 were non-cash charges of $0.6 million for accretion of preferred stock and $1.6 million for PIK dividends paid on preferred stock.

For the quarter ended December 31, 2014, GeoMet reported income from discontinued operations of $84 thousand, including a tax benefit of $24 thousand, or $0.00 per fully diluted share. For the quarter ended December 31, 2013, GeoMet reported a loss from discontinued operations of $359 thousand, net of tax of $0, or $0.01 per fully diluted share.

Year Ended December 31, 2014

For the year ended December 31, 2014, GeoMet reported net income available to common stockholders of $53.3 million, or $1.32 per fully diluted share. Included in net income available to common stockholders for the year ended December 31, 2014 were non-cash charges of $3.0 million for accretion of preferred stock and $2.3 million for PIK dividends paid on preferred stock. For the year ended December 31, 2013, GeoMet reported a net income available to common stockholders of $27.8 million, or $0.69 per fully diluted share. Included in net income available to common stockholders for the year ended December 31, 2013 were non-cash charges of $2.3 million for accretion of preferred stock and $5.3 million for PIK dividends paid on preferred stock.

For the year ended December 31, 2014, GeoMet reported income from discontinued operations of $63.0 million, net of tax of $0.7 million, or $1.56 per fully diluted share. Included in income from discontinued operations was a $61.3 million gain resulting from the Asset Sale. For the year ended December 31, 2013,

GeoMet reported income from discontinued operations of $40.8 million, net of tax of $0, or $1.01 per fully diluted share. Included in income from discontinued operations was a $36.9 million gain resulting from the June 2013 sale of GeoMet’s Alabama assets.

Forward-Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words, are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission (“SEC”). Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.geometinc.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  GeoMet undertakes no duty to update or revise these forward-looking statements.

For more information please contact William A. Wiederkehr, Jr., Treasurer and Secretary, at (713) 600-4310 or wwiederkehr@geometcbm.com.

GEOMET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Expenses:
Depreciation, depletion and amortization	$—	$24,674	$113,817	$125,897
General and administrative	686,132	1,555,519	3,846,142	5,011,645
Lease termination costs	—	—	427,722	—
Restructuring costs	—	—	—	93,584
Total operating expenses	686,132	1,580,193	4,387,681	5,231,126

Other income (expense)	2,780	(182,172)	(14,966)	(227,082)

Loss before income taxes from continuing operations	(683,352)	(1,762,365)	(4,402,647)	(5,458,208)

Income tax expense	6,250	6,250	25,000	25,000

Loss from continuing operations	(689,602)	(1,768,615)	(4,427,647)	(5,483,208)

Discontinued operations	84,022	(358,714)	63,033,319	40,802,282

Net (loss) income	$(605,580)	$(2,127,329)	$58,605,672	$35,319,074
Accretion of Preferred Stock	(841,943)	(632,984)	(2,964,762)	(2,257,968)
Paid-in-kind dividends on Preferred Stock	(503,739)	(1,574,076)	(2,306,466)	(5,295,138)
Cash dividends paid on Preferred Stock	(397)	(737)	(1,960)	(2,572)
Net (loss) income available to common stockholders	$(1,951,659)	$(4,335,126)	$53,332,484	$27,763,396

Net (loss) income per common share—basic and diluted:
Continuing operations	$(0.05)	$(0.10)	$(0.24)	$(0.32)
Discontinued operations	—	(0.01)	1.56	1.01
Total	$(0.05)	$(0.11)	$1.32	$0.69

Weighted average number of common shares:
Basic and diluted	40,513,373	40,504,684	40,513,373	40,481,330

GEOMET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$22,894,405	$8,108,272
Other current assets	148,302	3,593,547
Total current assets	23,042,707	11,701,819
Property and equipment—net	—	42,329,051
Other noncurrent assets	—	769,384
TOTAL ASSETS	$23,042,707	$54,800,254
LIABILITIES, MEZZANINE AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current portion of long-term debt	$—	$71,550,000
Asset retirement obligations	—	265,470
Other current liabilities	277,893	9,105,846
Total current liabilities	277,893	80,921,316
Asset retirement obligations	—	8,915,407
Other long-term accrued liabilities	—	823,005
TOTAL LIABILITIES	277,893	90,659,728
Series A Convertible Redeemable Preferred Stock	48,676,221	43,404,993
Total stockholders’ deficit	(25,911,407)	(79,264,467)
TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ DEFICIT	$23,042,707	$54,800,254

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	2014	2013

Net cash (used in) provided by operating activities	$(10,779,911)	$8,797,808

Net cash provided by investing activities	97,118,004	59,832,639

Net cash used in financing activities	(71,551,960)	(67,756,400)

Increase in cash and cash equivalents	14,786,133	874,047

Cash and cash equivalents at beginning of period	8,108,272	7,234,225

Cash and cash equivalents at end of period	$22,894,405	$8,108,272